Exhibit 10.1

SETTLEMENT AGREEMENT WITH MUTUAL RELEASES

This Settlement Agreement with Mutual Releases, dated and effective as of December 15th, 2006 (the “Agreement”) is entered into by and among i2 Technologies, Inc., a Delaware corporation (“i2” or the “Company”) and Gregory A. Brady (“Brady”) (collectively, the “Parties”).

RECITALS

WHEREAS, on May 1, 1996, Brady executed an indemnification agreement with i2 setting forth the terms and conditions, in consideration of Brady’s continued service as an officer or director of the Company, of the Company’s agreement to indemnify Brady to the fullest extent authorized or permitted by the provisions of the Delaware General Corporation Law and under the non-exclusivity provisions of Article VI of the Bylaws of the Company, and to indemnify Brady against any and all expenses (including attorneys’ fees), witness fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by Brady in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) to which Brady is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Brady is was or at any time becomes a director, officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (the “1996 Agreement”);

WHEREAS, on April 22, 2002, Brady executed a letter agreement with i2 setting forth the terms and conditions of Brady’s separation from the Company, including an agreement to indemnify Brady, to the fullest extent and in the manner permitted by the General Corporation Law of Delaware, against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceedings, arising by reason of the fact that Brady was an employee or director of the Company, including, but not limited to the two lawsuits currently pending in which Brady was a defendant, such lawsuits entitled Mark Davis, Derivatively on Behalf of Nominal defendant i2 Technologies, Inc. v. Harvey B. Cash, et al., and Allen V. Scheiner, On Behalf of Himself and All Others Similarly Situated, v. i2 Technologies, Inc., Sanjiv Sidhu, Greg Brady and William Beecher (the “2002 Agreement”);

WHEREAS, on May 13, 2003, Brady executed a letter agreement with i2 preserving all rights granted in previous agreements or that otherwise might exist and setting forth the terms and conditions under which i2 would advance to Brady, as a former officer or director of the Company, the costs of his representation as a party or witness in connection with a Securities and Exchange Commission investigation captioned In the Matter of i2 Technologies, Inc. (FW-02654-A), the investigation of Symbol Technologies, Inc., and the investigation by the Company’s Audit Committee, as well as several purported civil class and derivative actions brought in the United States District Court for the Northern District of Texas against the Company and certain present and former directors and officers of the Company, subject to an undertaking by Brady that he will repay all amounts received in advance if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company (the “2003 Agreement”);

WHEREAS, on December 14, 2005, Judge Chandler, in Gregory Brady v. i2 Technologies, Inc., Civil Action No. 1543-N, in the Court of Chancery of the State of Delaware in and for New Castle County, entered an Order finding that Brady’s advancement rights under the 1996 Agreement remain in full force and effect (the “2005 Order”);

WHEREAS, i2 has advanced to Brady, as a former officer or director of the Company, the costs of his representation as a party in certain pending litigation commenced by the Securities and Exchange Commission (the “pending litigation”), which litigation is the subject of current settlement negotiations between Brady and the Commission and which litigation will result in substantial future expenses if it is not settled;

WHEREAS, the Company has incurred substantial costs and expenses in connection with the advancement of fees and expenses for Brady; and

WHEREAS, the Parties now desire to finally settle the issues of advancement and indemnification to Brady pursuant to the 1996 Agreement, the 2002 Agreement, the 2003 Agreement and the 2005 Order, without any admission of liability by any Party, and the Parties desire to memorialize the Agreement:

AGREEMENT

NOW, THEREFORE, in consideration of the promises, representations and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Incorporation of Recitals. The foregoing Recitals are hereby incorporated herein by reference.

2. Settlement Amount. Upon execution of this Agreement, i2 will pay to Brady the sum of Two Million Five Hundred Thousand Dollars ($ 2,500,000.00) within twenty (20) business days from the date that this Agreement is executed in full settlement and compromise of all claims asserted or which could have been asserted against the Company. Said payment shall be made by check payable to “Akin Gump Strauss Hauer & Feld LLP FBO Gregory Brady” (the “Settlement Proceeds”). Brady agrees that the Company’s obligation to pay the Settlement Amount to him shall be satisfied by delivery of the Settlement Proceeds by check made payable to Akin Gump Strauss Hauer & Feld LLP FBO Gregory Brady, and Brady hereby designates Akin Gump Strauss Hauer & Feld LLP as his agent to receive such Settlement Proceeds on his behalf and to hold such Settlement Proceeds in trust until such time as the Condition to Settlement set forth in paragraph 13, below, is fulfilled. Brady specifically acknowledges the adequacy and sufficiency of the amount paid to him under this Agreement.

3. Payment of current expenses. i2 shall timely pay Mr. Brady’s defense costs, including but not limited to the fees and expenses of Akin Gump Strauss Hauer & Feld LLP, all testifying and consulting expert witness fees, and other charges, incurred through the date of executing this Agreement. i2 shall also pay up to $50,000 in additional defense costs to facilitate completing the settlement and dismissal of the pending litigation.

4. Mutual Releases.

(a) By Brady. Brady, on behalf of himself, his respective heirs, executors, administrators, legal representatives, assigns, insurers, officers, directors, agents, past and present employees and partners, parents, subsidiaries, and affiliates and each of their respective predecessors and successors (the “Brady Releasors”), forever and fully remises, releases, acquits and discharges the Company, its respective predecessors, successors, subsidiaries, directors, officers, agents, past and present employees, partners, affiliates, representatives, insurers, assigns, and each of their respective predecessors and successors, of and from all manner of actions, cause, and causes of action, suits, debts, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, whatsoever, in law or in equity, and particularly, without limiting the generality of the foregoing, any manner of actions, cause, and causes of action, controversies, claims, and demands, in law or in equity, related to the 1996 Agreement, the 2002 Agreement, the 2003 Agreement or the 2005 Order, or which the Brady Releasors has or ever had against the Company, its respective predecessors, successors, subsidiaries, directors, officers, agents, past and present employees, partners, affiliates, representatives, insurers, assigns, and each of their respective predecessors and successors, for, upon, or by reason of any matter, cause, or thing, whatsoever, on or at any time prior to the date of this Agreement. By virtue of this Agreement, the Company shall have no further obligation whatsoever to advance costs, fees or expenses to Brady or to indemnify him in connection with any present, threatened or future litigation by virtue of the fact that Brady is or was at any time a director, officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

(b) By i2. The Company, its respective predecessors, successors, subsidiaries, directors, officers, agents, past and present employees, partners, affiliates, representatives, insurers, assigns, and each of their respective predecessors and successors, (the “i2 Releasors”), hereby forever and fully remises, releases, acquits and discharges Brady, his respective heirs, executors, administrators, legal representatives, assigns, insurers, officers, directors, agents, past and present employees and partners, parents, subsidiaries, and affiliates and each of their respective predecessors and successors of and from all manner of actions, cause, and causes of action, suits, debts, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, whatsoever, in law or in equity, and particularly, without limiting the generality of the foregoing, any manner of actions, cause, and causes of action, controversies, claims, and demands, in law or in equity, related to the 1996 Agreement, the 2002 Agreement, the 2003 Agreement or the 2005 Order, or which the i2 Releasors has or ever had against Brady, his respective heirs, executors, administrators, legal representatives, assigns, insurers, officers, directors, agents, past and present employees and partners, parents, subsidiaries, and affiliates and each of their respective predecessors and successors, for, upon, or by reason of any matter, cause, or thing, whatsoever, on or at any time prior to the date of this Agreement.

5. Entire Agreement. Each Party hereto expressly represents and warrants that this Agreement contains the entire understanding and complete agreement of the Parties with respect to the subject matter of this Agreement, and all understandings and agreements, if any, previously reached between the Parties with respect to the subject matter of this Agreement have been merged into this Agreement. All Parties represent and warrant that there are no terms of this Agreement that are not set forth in this Agreement, and that no other agreements exist between the Parties with respect to the subject matter of this Agreement aside from this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and executed by all of the Parties.

6. No Assignment/Authority of Signatory. The Parties each warrant and represent that they have not previously assigned or conveyed to any third person (including by operation of law) any right, claim, or cause of action that is the subject of the Action or the Agreement (including the releases contained in the Agreement), and that each signatory has the full and complete authority to enter into this Agreement and to bind his or her respective entity.

7. Successors and Assigns. All covenants and agreements herein shall bind and inure to the benefit of the respective successors, transferees, nominees, and assigns of the Parties.

8. Action to Enforce Agreement. Any action arising out of the application, interpretation, or alleged breach of this Agreement shall be resolved in the courts of the State of Texas, Dallas County.

9. Descriptive Headings. The headings used herein are descriptive only and for the convenience of identifying provisions and are not determinative of the meaning or effect of any such provisions.

10. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other parts shall remain fully valid and enforceable. This Agreement shall survive the performance of any obligations contained herein.

11. Counterparts. This Agreement may be executed in any number of counterparts, and execution of a photocopy or facsimile copy of this Agreement shall have the same force and effect as execution and hand delivery of an original.

12. Condition to Settlement. This agreement is expressly conditioned upon the entry of a final settlement and order of dismissal in the pending litigation. Should this condition fail, Brady shall cause the Settlement Amount to be returned to i2.

13. Mutual Representation and Warranty. The parties expressly represent that they will not encourage, bring or support a claim or suit on behalf of themselves or anyone else related to the events or occurrences that are the subject of the past or pending litigation and that neither knows of any threatened or pending litigation against the other, except for the litigation brought by the Securities & Exchange Commission.

BY SIGNING BELOW, THE PARTIES’ UNDERSIGNED REPRESENTATIVES, EACH ACTING IN HIS OR HER RESPECTIVE REPRESENTATIVE CAPACITY, AGREE AND ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE BINDING NATURE OF THIS AGREEMENT, THAT THEY HAVE CONSULTED LEGAL COUNSEL IN CONNECTION HEREWITH, THAT THIS AGREEMENT REPRESENTS A FINAL AND BINDING SETTLEMENT ACCORDING TO ITS TERMS, AND THAT THEY ARE ENTERING INTO THIS AGREEMENT VOLUNTARILY.

i2 TECHNOLOGIES, INC

By:	/s/ John Harvey
Name:	John Harvey

GREGORY A. BRADY

By:	/s/ Gregory A. Brady
Name:
Its: